I, Joe Manchin III, Secretary of State of the

State of West Virginia, hereby certify that

PDC 2003-C LIMITED PARTNERSHIP
Control Number: 60073

has filed its application for "Certificate of Limited Partnership" in my office according to the provisions of the West Virginia Code. I hereby declare the organization to be registered as a limited partnership from its effective date of September 26, 2003 until a certificate of cancellation has been filed with Secretary of State.

Therefore, I hereby issue this

CERTIFICATE OF LIMITED PARTNERSHIP